Exhibit 99.2

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES

PROMOTION OF JOHN A. BROOKS TO CHIEF OPERATING OFFICER

RADNOR, PA (Globe Newswire) December 17, 2013 – Penn Virginia Corporation (NYSE: PVA) today announced that its Board of Directors is promoting John A. Brooks, Executive Vice President, Operations, to the position of Executive Vice President and Chief Operating Officer, effective January 1, 2014.

Located in our Houston office, Mr. Brooks has served in several operational management roles since 2002, including as Executive Vice President, Operations, since February 2013 and Senior Vice President from February 2012 to February 2013. He holds a B.S. degree in petroleum engineering from the University of Texas.

H. Baird Whitehead, President and Chief Executive Officer, said, “John’s excellent leadership has been critical to the development and expansion of our Eagle Ford Shale position. Congratulations to John and the employees of Penn Virginia on a job well done.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in Texas, and to a lesser extent, the Mid-Continent, Mississippi and the Marcellus Shale in Appalachia. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com